Exhibit 16.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 * Fort Lee *  NJ 07024
P.O. Box 436402* San Diego * CA 92143-6402
619-623-7799 *  Fax 619-564-3408 *  stan2u@gmail.com

December 5, 2012

Securities and Exchange Commission
Office of the Chief Accountant
100 F  Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have read the paragraphs pertaining to Stan Jeong-Ha Lee, CPA, included in Item 4.01 of Form 8-K dated December 5, 2012, of  JINZANGHUANG TIBET PHARMACEUTICALS, INC. (“the Company), to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Stan Jeong-Ha Lee
Stan Jeong-Ha,  CPA